EXHIBIT 10.9

PENDRELL CORPORATION

STOCK OPTION GRANT NOTICE

(2012 EQUITY INCENTIVE PLAN)

Pendrell Corporation (the “Company”), pursuant to its 2012 Equity Incentive Plan (the “Plan”), hereby grants to the option holder identified below (“You”) an option to purchase the number of shares of the Company’s Class A Common Stock set forth below (the “Option”). The Option is subject to all of the terms and conditions set forth in this notice, in the Option Agreement and the Plan, all of which are included with this notice. Capitalized terms used and not defined in this notice will have the same meanings as set forth in the Plan or the Option Agreement.

Name:

Date of Grant:

Vesting Commencement Date:

Number of Shares Subject to Option:

Exercise Price (Per Share):

Expiration Date:

Type of Grant:	Nonstatutory Stock Option

Vesting Schedule:	Unless you are party to an employment letter, employment agreement or similar agreement that provides you with more favorable vesting provisions (an “Employment Agreement”), the Option will vest as follows, with vesting terminating upon termination of Continuous Service:

Years of Continuous Service From Vesting Commencement Date	Portion of Option That is Exercisable

Payment Upon Exercise:	You must pay the full amount of the exercise price for the shares you wish to exercise. You may pay the exercise price in cash or by check, bank draft or money order payable to the Company or through any “same-day-sale,” “net exercise,” “cashless exercise” or similar program in effect at the time of exercise for option holders generally, with the acknowledgment that the Company has no obligation to offer, maintain or continue such programs.

Additional Terms/Acknowledgements: You acknowledge receipt of this notice, and understand and agree that your Option is subject to this notice, the Option Agreement, the Plan and, if applicable, your Employment Agreement. You acknowledge and agree that this notice and the Option Agreement may not be modified, amended or revised except as provided in the Plan. You further acknowledge that as of the Date of Grant, this notice, the Option Agreement, the Plan and your Employment Agreement (if applicable) set forth the entire understanding between You and the Company regarding the Option and supersede all prior oral and written agreements, promises and/or representations on that subject. By accepting the Option, you consent to receive such documents by electronic delivery, including the Plan prospectus relating to the registration of the shares issuable upon the exercise of the Option, and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

PENDRELL CORPORATION	YOU:

By:
Signature

PENDRELL CORPORATION

2012 EQUITY INCENTIVE PLAN

OPTION AGREEMENT

(NONSTATUTORY STOCK OPTION)

In consideration of your services, Pendrell Corporation (the “Company”) has granted you an option under its 2012 Equity Incentive Plan (the “Plan”) to purchase the number of shares of the Company’s Class A Common Stock indicated in your Stock Option Grant Notice (the “Grant Notice”) that accompanied this Option Agreement (the “Option Agreement”) at the exercise price indicated in your Grant Notice. The option is granted to you effective as of the date of grant set forth in the Grant Notice (the “Date of Grant”). Capitalized terms used and not defined in this Option Agreement will have the meanings given to them in the Plan.

The details of your option, in addition to those set forth in the Grant Notice and the Plan, are as follows:

1 VESTING. Subject to any acceleration provisions, rights and limitations contained in your Employment Agreement (as defined in the Grant Notice), your option will vest as provided in your Grant Notice. Upon termination of Continuous Service, the vesting of your option will terminate (after taking into account any vesting acceleration provisions in your Employment Agreement).

2. NUMBER OF SHARES AND EXERCISE PRICE. The number of shares of Class A Common Stock subject to your option and your exercise price per share may be adjusted from time to time for Capitalization Adjustments, as provided in the Plan.

3. EXERCISE RESTRICTION FOR NON-EXEMPT EMPLOYEES. If you are an Employee eligible for overtime compensation (that is, a “Non-Exempt Employee”), and except as otherwise provided in the Plan, you may not exercise your option until you have completed at least six (6) months of Continuous Service measured from the Date of Grant, even if you have already been an employee for more than six (6) months. You may exercise your option as to any vested portion prior to such six (6) month anniversary in the case of (i) your death or disability, (ii) a Corporate Transaction in which your option is not assumed, continued or substituted, (iii) a Change in Control or (iv) your termination of Continuous Service on your “retirement” (as defined in the Company’s benefit plans).

4. METHOD OF PAYMENT. You must pay the full amount of the exercise price for the shares you wish to exercise. You may pay the exercise price in cash or by check, bank draft or money order payable to the Company or through any “same-day-sale,” “net exercise,” “cashless exercise” or similar program in effect at the time of exercise for option holders generally, with the acknowledgment that the Company has no obligation to offer, maintain or continue such programs.

5. WHOLE SHARES. You may exercise your option only for whole shares of Class A Common Stock.

6. SECURITIES LAW COMPLIANCE. You may exercise your vested options and the Company will issue shares of Class A Common Stock pursuant to such exercise so long as: (i) the shares of Class A Common Stock issuable upon such exercise are then registered under the Securities Act, or (ii) if not registered, the Company has determined that such exercise and the issuance of the shares would be exempt from the registration requirements of the Securities Act. The exercise of your option also must comply with all other applicable laws and regulations governing your option, and you may not exercise your option if the Company determines that such exercise would not be in material compliance with such laws and regulations.

7. TERM. You may exercise your vested option after the Date of Grant and before the expiration of the option’s term. The term of your option expires, subject to the provisions of Section 5(h) of the Plan and your Employment Agreement (if applicable), upon the earliest of the following:

(a) immediately upon the termination of your Continuous Service for Cause;

(b) three (3) months after the termination of your Continuous Service for any reason other than Cause, your Disability or your death (except as otherwise provided in Section 7(d) below); provided, however, that if during any part of such three (3) month period your option is not exercisable because of the condition set forth in the section above relating to “Securities Law Compliance,” or because of restrictions that may apply to such exercise under the Company’s insider trading policy, your option will not expire until the earlier of the Expiration Date or until it has been exercisable for an aggregate period of three (3) months after the termination of your Continuous Service. Notwithstanding the foregoing, if (i) you are a Non-Exempt Employee, (ii) your Continuous Service terminates within six (6) months after the Date of Grant, and (iii) you have vested in a portion of your option at the time of your termination of Continuous Service, your option will not expire until the earlier of (x) the later of (A) the date that is seven (7) months after the Date of Grant, and (B) the date that is three (3) months after the termination of your Continuous Service, and (y) the Expiration Date;

(c) twelve (12) months after the termination of your Continuous Service due to your Disability (except as otherwise provided in Section 7(d)) below;

(d) twelve (12) months after your death if you die either during your Continuous Service or within three (3) months after your Continuous Service terminates for any reason other than Cause;

(e) the Expiration Date indicated in your Grant Notice; or

(f) the day before the tenth (10th) anniversary of the Date of Grant.

8. EXERCISE. You may exercise the vested portion of your option during its term by (i) delivering a Notice of Exercise (in a form designated by the Company) or completing such other documents and procedures designated by the Company for exercise, and (ii) paying the exercise price and any applicable withholding taxes to the Company, together with such additional documents as the Company may then require.

9. TRANSFERABILITY. Your Option is not transferable, except by will or by the applicable laws of descent and distribution, and is exercisable during your lifetime only by you.

Upon receiving written permission from the Board or the Plan Administrator, you may, by delivering written notice to the Company, in a form approved by the Company and any broker designated by the Company to handle option exercises, designate a third party who, on your death, will thereafter be entitled to exercise this option and receive the Class A Common Stock or other consideration resulting from such exercise. In the absence of such a designation, your executor or administrator of your estate will be entitled to exercise this option and receive, on behalf of your estate, the Class A Common Stock or other consideration resulting from such exercise.

10. OPTION NOT A SERVICE CONTRACT. Nothing in this Option Agreement, the Plan or any covenant of good faith and fair dealing that may be found implicit in this Option Agreement or the Plan shall: (i) confer upon you any right to continue in the employ of, or affiliation with, the Company or an Affiliate; (ii) constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or affiliation; (iii) confer any right or benefit unless such right or benefit has specifically accrued under the terms of your Employment Agreement, this Option Agreement or Plan; or (iv) alter the Company’s right to terminate you at will and without regard to any future vesting opportunity that you may have.

By accepting this option, you acknowledge and agree that the right to continue vesting in the option pursuant to the schedule set forth in Section 1 is earned only by continuing as an employee, director or consultant at the will of the Company (not through the act of being hired, being granted this option or any other award or benefit) and that the Company has the right to reorganize, sell, spin-out or otherwise restructure one or more of its businesses or Affiliates at any time or from time to time, as it deems appropriate (a “reorganization”). You further acknowledge and agree that a reorganization could result in the termination of your Continuous Service, or the termination of Affiliate status of your employer and the loss of benefits available to you under this Option Agreement, including but not limited to, the termination of the right to continue vesting in the option. You further acknowledge and agree that this Option Agreement, the Plan, the transactions contemplated hereunder and the vesting schedule set forth herein or any covenant of good faith and fair dealing that may be found implicit in any of them do not constitute an express or implied promise of continued engagement as an employee or consultant for the term of this Option Agreement.

11. Withholding Obligations.

(a) As a condition to any exercise of your option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (i) the exercise of your option, (ii) the lapse of any substantial risk of forfeiture to which the shares of Class A Common Stock are subject at the time of exercise, or (iii) the disposition of shares of Class A Common Stock acquired upon such exercise.

(b) You hereby authorize the Company to withhold from payroll or any other amounts payable to you, and otherwise agree to make adequate provision for, any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or its designated Affiliate (the “Withholding Tax”), if any, which arise in connection with the exercise of your option.

(c) Unless the Withholding Tax obligations of the Company and any Affiliates are satisfied, you may not be able to exercise your option when desired even though your option is vested, and the Company will have no obligation to issue a certificate for such shares of Class A Common Stock unless such obligations are satisfied.

12. TAX CONSEQUENCES. The Company has no duty or obligation to minimize the tax consequences to you of the option and will not be liable to you for any adverse tax consequences to you arising in connection with the option.

13. NOTICES. Any notices provided for in your option or the Plan will be given in writing (including electronically) and will be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this option by electronic means or to request your consent to participate in the Plan by electronic means. By accepting this option, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

14. GOVERNING PLAN DOCUMENT. Your option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your option, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. If there is any conflict between the provisions of your option and those of the Plan, the provisions of the Plan will control. In addition, your option (and any compensation paid or shares issued under your option) is subject to recoupment in accordance with The Dodd–Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law.

15. OTHER DOCUMENTS. You acknowledge receipt of the Company’s policy permitting certain individuals to sell shares only during certain “window” periods and the Company’s insider trading policy, in effect from time to time.

16. EFFECT ON OTHER EMPLOYEE BENEFIT PLANS. The value of your option will not be included as compensation, earnings, salaries, or other similar terms used when calculating your benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

17. VOTING RIGHTS. You will not have voting or any other rights as a shareholder of the Company with respect to the shares to be issued pursuant to your option until such shares are issued to you. Upon such issuance, you will obtain full voting and other rights as a shareholder of the Company. Nothing contained in your option, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

18. SEVERABILITY. If all or any part of this Option Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Option Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Option Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

19. MISCELLANEOUS.

(a) The rights and obligations of the Company under your option will be transferable to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by the Company’s successors and assigns.

(b) You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your option.

(c) You acknowledge and agree that you have reviewed your option in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your option, and fully understand all provisions of your option.

(d) This Option Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e) All obligations of the Company under the Plan and this Option Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

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This Option Agreement will be deemed to be signed by you upon the signing by you of the Stock Option Grant Notice to which it is attached.